Exhibit  99.1  Press Release


PRESS RELEASE
March 31, 2006

                                For further information contact:
                                David M. Bradley
                                Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                                825 Central Avenue
                                Fort Dodge, Iowa 50501
                                515-576-7531

                    NORTH CENTRAL BANCSHARES, INC. ANNOUNCES
                            STOCK REPURCHASE PROGRAM

Fort Dodge, Iowa, March 31, 2006 - North Central Bancshares, Inc. (Nasdaq:
"FFFD") (the "Company"), the holding company for First Federal Savings Bank of Iowa, announced today that it will commence a new stock repurchase program. The program authorizes the Company to repurchase up to 100,000 shares, or 6.99%, of its 1,430,053 outstanding shares of common stock and will remain open until all shares authorized for repurchase have been repurchased. The repurchases will be made from time to time, in open market transactions, at the discretion of management.

This new program will commence immediately upon the completion of the Company's current repurchase program approved on January 27, 2006. The current repurchase program consists of the repurchase of 100,000 shares of the Company's common stock, of which 14,150 shares remain to be purchased.

North Central Bancshares, Inc., with over $485 million in assets as of December 31, 2005, is the holding company for First Federal Savings Bank of Iowa, a federally chartered stock savings bank. First Federal is a community-oriented institution serving Iowa through 10 full service locations in Fort Dodge, Nevada, Ames, Ankeny, Perry, Clive, Burlington and Mt. Pleasant, Iowa. First Federal's deposits are insured by the Federal Deposit Insurance Corporation.